SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2010

MRV COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	001-11174 (Commission file number)	06-1340090 (I.R.S. employer identification number)

20415 Nordhoff Street, Chatsworth, CA 91311

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (818) 773-0900

Not Applicable

Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           (1)           MRV Communications, Inc. (the “Company”) previously announced in a Current Report on Form 8-K filed on December 21, 2009, that Guy Avidan, President of the Company’s Network Equipment Group, had decided to leave the Company.  By mutual agreement, Mr. Avidan stayed with the Company as a Vice President through February 11, 2010 to assist in the transition.  On May 26, 2010, Mr. Avidan and the Company executed a separation letter that set forth, among other things, the terms of his separation compensation and remaining obligations upon departure.  In addition to his funded manager’s insurance account in approximate amount U.S. $130,000, he shall receive four payments of approximate amount U.S. $17,500 each over a two-year period, during which term there are restrictive provisions, including but not limited to, confidentiality, non-competition and non-solicitation.  The foregoing description of the separation letter is not complete and is qualified in its entirety by the full text of such agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

(2)           The Board of Directors determined that it was in the best interests of the Company to ensure the continued dedication, loyalty, and service of certain of its senior executives, including Chris King, the Company’s Chief Financial Officer, Jennifer Hankes Painter, the Company’s General Counsel, and Near Margalit, CEO of Source Photonics, Inc., the Company’s most significant subsidiary.  Therefore, at its meeting on May 21, 2010, the Board approved Executive Severance Agreements for Mr. King and Ms. Painter, and a similar Executive Retention Agreement for Mr. Margalit, which is entered into with Source Photonics.  The Executive Severance Agreements provide for a lump sum payment equal to one year base salary upon termination by the Company without cause or by the executive for good reason, and the Executive Retention Agreement provides for a lump sum payment equal to one year base salary and accelerated vesting of, and up to three-year extended expiration periods for, equity grants upon a change of control during a change of control period, as defined in the agreement.  If triggered, each of the agreements includes payment of a pro-rated bonus based on the number of months worked in the year of separation, and continuation of benefits for one year.  The agreements also include, among other things, confidentiality, non-compete and non-solicit provisions.  The foregoing description of the agreements is not complete and is qualified in its entirety by the full text of such agreements, which are attached as Exhibits 10.2 and 10.3 to this Current Report on Form 8-K and are incorporated by reference herein.

(3)            The Board of Directors approved annual stock option grants for employees and directors at its May 21, 2010 meeting.  The grant to directors addressed a change in an anticipated annual grant date from December 1 to June 1 or the next available grant date.  Therefore, upon the next available grant date, the directors will receive 1.5 times their annual stock option and restricted stock allocations previously approved in November 2009, which have not yet been granted to date.  The Board also approved annual stock option grants for certain management and key employees, which will be granted upon the next available grant date.  The stock options will vest over four years pro rata in annual installments from the grant date or upon a change of control, with an exercise price equal to the closing price of the Company’s Common Stock on the next available grant date in accordance with Company policy.  The Board approved stock option grants in the amounts set forth below for the following named executive officers:

Name	Number of Options
Mary Jane Gruninger	20,000
Chris King	188,000
Near Margalit	173,000
Jennifer Hankes Painter	188,000

Item 5.07 of Matters to a Vote of Security Holders.

The Company held its Annual Meeting of Stockholders on May 21, 2010 (the “Annual Meeting”).  The matters voted upon and the results of the matters voted on by stockholders at the Annual Meeting are as follows:

a)                                     Election of eight Directors to serve for the ensuing year and until their successors are elected and qualified:

Director Nominee	Votes For	Votes Withheld
Joan E. Herman	69,664,667	261,147
Noam Lotan	63,938,065	5,987,749
Charles M. Gillman	69,663,273	282,541
Michael E. Keane	69,647,555	278,259
Michael J. McConnell	69,655,215	270,599
Igal Shidlovsky	65,271,748	4,654,618
Kenneth Shubin Stein	69,658,493	267,321
Philippe Tartavull	69,629,284	596,530

b)                                    Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010:  110,646,985 shares were voted in favor (41,015,344 of which were broker non-votes), 188,014 shares were voted against, and 106,159 shares were abstained from voting.

Item 8.01 Other Events.

Mary Jane Gruninger replaced Mr. Avidan in the role of President of the Company’s Network Equipment Group in December 2009, at which time her pay was raised to $180,000 per year.  She was also granted a special retention bonus of $3,000 per month for the duration of her term in such position to be paid out upon her departure, at which point she will receive salary continuation for seven months at a rate of $140,000 per year.

Item 9.01 Financial Statements and Exhibits

(d)     Exhibits

Exhibit 10.1	Separation Letter, dated as of May 25, 2010, by and between MRV Communications (Networks), Ltd. and Guy Avidan

Exhibit 10.2	Form of Executive Severance Agreement, by and between the Company and the Executive

Exhibit 10.3	Form of Executive Retention Agreement, by and between Source Photonics, Inc. and the Executive

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: May 26, 2010

MRV COMMUNICATIONS, INC.

	By:	/s/ Noam Lotan
Noam Lotan
Chief Executive Officer